Exhibit 99.1

FOR IMMEDIATE RELEASE

Wednesday, March 9, 2011

SMTC Reports Fourth Quarter Results and Record Performance for 2010

Strong Cash Flows Result in All-time Low Debt Levels

TORONTO – March 9, 2011 — SMTC Corporation (Nasdaq: SMTX, TSE: SMX), a global electronics manufacturing services provider, today reported 2010 fourth quarter unaudited results. Revenue for the quarter was $64.6 million; $13.4 million or 26.2% higher compared with $51.2 million in the fourth quarter of 2009 and marginally lower than the 2010 third quarter. Net income for the quarter of $4.5 million increased 110.0% or $2.3 million over the fourth quarter of 2009 (excluding discontinued operations) and up $1.9 million over the 2010 third quarter. Net income for the fourth quarter included the recording of a favorable $2.8 million income tax adjustment related to the expected future usage of certain income tax loss carry-forwards.

Gross profit for the fourth quarter was $6.9 million or 10.7% of revenue compared with $7.9 million or a record 12.1% for the previous quarter and $5.9 million or 11.5% for the fourth quarter of 2009.

Revenue for the entire fiscal 2010 increased 46.3% to $262.6 million; up from $179.5 million in fiscal 2009. For fiscal 2010, net income increased by $10.0 million or over 400% over 2009 excluding discontinued operations in 2009 to a record $12.4 million. Gross profit also increased to 11.2% from 9.8% of revenues.

“SMTC had a superb 2010 with revenue growth from both new and longstanding customers. Our cost effective operational footprint and tight cost containment resulted in earnings growth significantly outpacing the strong increase in revenue,” stated John Caldwell, President and Chief

Executive Officer. “In the fourth quarter, SMTC had continuing strong performance with increased profitability on continuing solid revenues and excellent cash generation from operations. We rebounded from 2009 to achieve strong revenue and earnings growth and significant debt reduction in 2010. Although we see 2010’s strong tailwinds moderating somewhat in 2011, we expect to remain solidly profitable and continue to generate strong free cash flow and further reduce debt.”

“We finished 2010 with net bank debt of $9.9 million, a record low for SMTC. This was achieved through strong earnings combined with effective working capital management particularly in light of accelerated top line growth,” stated Jane Todd, Senior Vice President, Finance and Chief Financial Officer. “Our goal is to bring SMTC close to debt-free by year-end. In the fourth quarter, we recorded a $2.8 million recovery to recognize a previously written-off deferred income tax asset, reflecting our confidence that we will utilize certain net operating tax loss (“NOL”) carry-forwards in the future. Currently we have approximately $100 million in NOLs that if fully utilized would reduce future income taxes by over $30 million.”

About SMTC Corporation: SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC facilities span a broad footprint in the United States, Canada, Mexico, and China, with more than 1,500 full time employees. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, computing, communication and medical market segments.

SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX and on the Toronto Stock Exchange under the symbol SMX. For further information on SMTC Corporation, please visit our website at www.smtc.com (http://www.smtc.com/)

Note for Investors: The statements contained in this release that are not purely historical are forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward-looking terminology such as “believes”, “expect”, “may”, “should”, “would”, “will”, “intends”, “plans”, “estimates”, “anticipates” and similar words, and include, but are not limited to, statements regarding the expectations, intentions or strategies of SMTC Corporation. For these statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that may cause future results to differ from forward-looking statements include the challenges of managing quickly expanding operations and integrating acquired companies, fluctuations in demand for customers’ products and changes in customers’ product sources, competition in the EMS industry, component shortages, and others discussed in the Company’s most recent filings with securities regulators in the United States and Canada. The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

For further information:

Jane Todd,

Senior Vice President, Finance and Chief Financial Officer,

(905) 479-1877, ext 2465

Email: jane.todd@smtc.com

Consolidated Statements of Operations and Comprehensive Income

(Unaudited)

	Three months ended		Twelve months ended
(Expressed in thousands of U.S. dollars, except number of shares and per share amounts)	January 2, 2011	January 3, 2010	January 2, 2011	January 3, 2010

Revenue	$64,630	$51,237	$262,580	$179,509
Cost of sales	57,701	45,329	233,061	161,951

Gross profit	6,929	5,908	29,519	17,558
Selling, general and administrative expenses	4,846	3,405	17,961	12,767
Restructuring charges	—	—	—	783

Operating earnings	2,083	2,503	11,558	4,008
Interest expense	321	622	1,697	1,960

Earnings before income taxes	1,762	1,881	9,861	2,048
Income tax expense
Current	260	(567)	544	(498)
Deferred	(3,023)	62	(3,033)	189

	(2,763)	(505)	(2,489)	(309)

Net earnings from continuing operations	4,525	2,386	12,350	2,357
Net loss from discontinued operations	—	(208)	—	(5,952)

Net earnings (loss), also being comprehensive income (loss)	$4,525	$2,178	$12,350	$(3,595)

Basic earnings (loss) per share
- continuing operations	$0.29	$0.16	$0.82	$0.16
- discontinued operations	$—	$(0.01)	$—	$(0.41)

Basic earnings (loss) per share	$0.29	$0.15	$0.82	$(0.25)

Diluted earnings (loss) per share
- continuing operations	$0.28	$0.16	$0.79	$0.16
- discontinued operations	$—	$(0.01)	$—	$(0.41)

Diluted earnings (loss) per share	$0.28	$0.15	$0.79	$(0.25)
Weighted average number of shares outstanding
Basic	15,764,679	14,646,333	15,072,425	14,646,333
Diluted	16,210,286	14,646,333	15,619,243	14,646,333

Consolidated Balance Sheets as of

(Unaudited)

(Expressed in thousands of U.S. dollars)	January 2, 2011	January 3, 2010
Assets

Current assets:
Cash	$933	$1,589
Accounts receivable - net	35,291	37,688
Inventories	42,413	37,026
Prepaid expenses	2,096	2,122

	80,733	78,425
Property, plant and equipment	13,891	14,266
Deferred financing fees	480	627
Deferred income taxes	3,323	290

	$98,427	$93,608

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$42,921	$41,589
Accrued liabilities	9,299	6,218
Income taxes payable	700	540
Current portion of long-term debt	3,705	5,013
Current portion of capital lease obligations	928	789

	57,553	54,149

Long-term debt	7,086	20,666
Capital lease obligations	959	543

Shareholders’ equity:
Capital stock	5,903	7,093
Additional paid-in capital	256,723	253,304
Deficit	(229,797)	(242,147)

	32,829	18,250

	$98,427	$93,608

Consolidated Statements of Cash Flows

(Unaudited)

	Three months ended		Twelve months ended
(Expressed in thousands of U.S. dollars)	January 2, 2011	January 3, 2010	January 2, 2011	January 3, 2010
Cash provided by (used in):
Operations:
Net earnings (loss)	$4,525	$2,178	$12,350	$(3,595)
Items not involving cash:
Depreciation	657	784	2,549	2,877
Gain on disposition of property, plant and equipment	—	—	—	(224)
Deferred income taxes	(3,023)	60	(3,033)	189
Non-cash interest	55	118	247	310
Stock-based compensation	97	326	962	582
Change in non-cash operating working capital:
Accounts receivable	577	(7,555)	2,397	(9,040)
Inventories	2,656	(9,713)	(5,387)	(203)
Prepaid expenses	(632)	(664)	26	(919)
Income taxes recoverable	146	(38)	160	36
Accounts payable	1,399	11,879	1,332	4,380
Accrued liabilities	1,004	(430)	2,404	(706)

	7,461	(3,055)	14,007	(6,313)
Financing:
Increase (decrease) in long-term debt	(9,199)	5,811	(14,538)	9,736
Repayment of long-term debt	(125)	(1,375)	(350)	(2,738)
Principal payment of capital lease obligations	(287)	(170)	(881)	(1,356)
Proceeds from sale and leaseback	—	—	435	—
Proceeds from issuance of common stock	1,178	—	1,980	—
Deferred financing costs	—	—	(100)	(151)

	(8,433)	4,266	(13,454)	5,491
Investing:
Purchase of property, plant and equipment	(203)	(58)	(1,209)	(1,042)
Proceeds from sale of property, plant and equipment	—	—	—	830

	(203)	(58)	(1,209)	(212)

Increase (decrease) in cash	(1,175)	1,153	(656)	(1,034)
Cash, beginning of period	2,108	436	1,589	2,623

Cash, end of the period	$933	$1,589	$933	$1,589

Supplementary Information:

Reconciliation of EBITDA

	Three months ended		Twelve months ended
	January 2, 2011	January 3, 2010	January 2, 2011	January 3, 2010
Operating earnings	$2,083	$2,503	$11,558	$4,008
Add:
Depreciation	657	784	2,549	2,877
Restructuring charges	—	—	—	783

EBITDA	2,740	3,287	14,107	7,668